Company Contacts:	Investor Relations:
Roger Ward	Ron Both
V.P. of Marketing & Investor Relations	Managing Director
American Defense Systems, Inc.	Liolios Group, Inc.
Tel 516-390-5300, x326	Tel 949-574-3860
rward@adsiarmor.com	info@liolios.com

American Defense Systems Reports Third Quarter 2009 Financial Results

HICKSVILLE, N.Y. — November 23, 2009 — American Defense Systems, Inc. (ADSI) (AMEX: EAG), a leading provider of advanced transparent and opaque armor, architectural hardening and security products for Defense and Homeland Security, reported financial results for the third quarter ended September 30, 2009.

Q3 2009 Financial Results

Revenues from continuing operations in the third quarter of 2009 decreased 5% to $12.6 million from $13.8 million in the same year-ago quarter. The decrease in revenue in the third quarter of 2009 was primarily due to a delay in the acceptance of a large completed order for Mac-50 cranes which were shipped at the start of the fourth quarter of 2009. Revenue from the company’s physical security product business increased 121% to $1.2 million from $543,000 in the same year-ago quarter.

Revenues from continuing operations for the nine months ended September 30, 2009 increased 16% to $36.2 million from $31.3 million in the comparable period in 2008. The increase was due primarily to increased order fulfillment under a large U.S. Marine Corp. contract, including orders which were expected to ship in the fourth quarter of 2008 that were delayed into the first and second quarters of 2009. The revenue increase for the nine month period was also due to additional sales generated by the company’s physical security product business of $1.2 million (all of which occurred in the third quarter of 2009), which represented a 20% increase over $1.0 million for the nine months ended September 30, 2008.

Gross margin as a percentage of revenue for the third quarter was 21% as compared to 32% for the third quarter of 2008. The decrease in the third quarter 2009 gross margin was due primarily to the introduction of a new product with more aggressive initial pricing per a particular contract which shipped in the third quarter of 2009, and which was not offset by more favorable margin products that did not ship due to delay order acceptance. This also resulted in a gross profit margin of 33% for the nine months ended September 30, 2009, as compared to 35% for the same period in 2008. Gross margins are expected to return to historical ranges in 2010.

Loss from operations in the third quarter of 2009 totaled $1.9 million versus income from operations of $94,000 in the same period a year-ago. Loss from operations for the first nine months of 2009 totaled $1.4 million versus a loss from operations of $875,000 in the same period a year-ago.

Net loss in the third quarter of 2009 totaled $3.6 million or $(0.08) per share, compared to a net loss of $808,000 or $(0.02) per basic and diluted share in the same year-ago period. Net loss for the first nine months of 2009 totaled $7.9 million or $(0.19) per share versus a net loss of $27,000 or $(0.00) per share in the same year-ago period.

Adjusted EBITDA loss for the quarter was $1.7 million or $(0.04) per basic and diluted share versus an adjusted EBITDA loss of $72,000 or $(0.00) per basic and diluted share in the same year-ago period (see the definition and important discussion about the presentation of adjusted EBITDA, a non-GAAP term, below).

Adjusted EBITDA loss for the first nine months of 2009 was $627,000 or $(0.01) per basic and diluted share versus an adjusted EBITDA loss of $878,000 or $(0.02) per basic and diluted share in the same year-ago period.

Contract backlog at September 30, 2009 totaled $46 million, a decrease of 4% from $48 million at the end of the previous quarter and lower by 16% from $55 million at September 30, 2008.

Q3 2009 Operational Highlights

•
ADSI received the coveted “Qualified Anti-Terrorism Technology” designation and certification from the U.S. Department of Homeland Security (DHS) for its American Anti-Ram™ (AAR™) vehicle barricade product line. The DHS office of the Under Secretary for Science and Technology has classified APSG's AAR technology an "Approved Product for Homeland Security" after careful review of third party crash tests which demonstrated AAR satisfies the criteria set forth in the federal Support Anti-terrorism by Fostering Effective Technologies Act of 2002, otherwise known as the SAFETY Act, as well as its supporting regulations. APSG joined the ranks of other prestigious DHS designees that include ADT Security Systems, Northrop Grumman Space & Mission Systems Corporation, and the Raytheon Company. The new designation and certification means these products meet the highest standards of the DHS. Along with the reduced insurance costs, the company expects this to encourage greater adoption of APSG’s architectural hardening products and related services.

•
U.S. Marine Corps Systems Command placed a $9 million order for crew protection kit spare parts which will be used to reset ADSI Add-on-Armor (AoA) Crew Protection Kits (CPKs) currently deployed on U.S. Marine Corps construction vehicles. The new order fulfilled the remaining portion of the three-year, $30 million contract ahead of schedule and is expected to be completed by March of 2010, with the majority of the order shipped by the end of 2009.

•
Began to ship a newly designed CPK to Caterpillar Inc. according to an order valued at approximately $2.5 million. ADSI has initially shipped more than a dozen of the CPKs to Caterpillar, with the remainder of the order calling for approximately 60 more CPKs to be delivered by the end of the year. The shipment is the first to Caterpillar since the world's leading manufacturer of construction and mining equipment officially selected ADSI as a Tier 1 supplier in February of this year.

•
Shipped orders for spare parts totaling approximately $800,000 out of a total of $1.3 million in parts recently ordered by the U.S. Army’s TACOM Life Cycle Management Command (LCMC). The remainder of the orders are scheduled for completion by November 2009. The parts will be used to repair and recondition ADSI CPKs currently deployed on U.S. Military construction vehicles. ADSI's Field Service Representatives are expected to assist in the installation of the spare parts. In February of this year, ADSI had reported that TACOM had extended its field service contract for approximately $750,000 to cover periods through the end of 2009.

Management Commentary

“Following a record revenue quarter in which we generated the highest income from operations as a public company, this third quarter of 2009 was disappointing but not reflective of the strength of our business and the increasing demands we see in our sales pipeline,” said Anthony J. Piscitelli, chairman and CEO of American Defense Systems. “It does, however, indicate the challenges we face as we pursue larger and more aggressive contracts, and particularly where a brief delay in a single large order acceptance can mean the difference between another record revenue quarter and one that disappoints, as well as one that can affect order shipments in subsequent quarters.”

“In light of this, we are revisiting our approach to our practice of issuing annual guidance. We can say at this point that while we expect improvement in the final quarter of 2009, because of these emerging factors, it is unlikely we will achieve our previously stated revenue goal for 2009,” said Piscitelli. “In preparation for the next year, we are focusing on things we can better control and have begun to execute on a cost restructuring program designed to create greater efficiencies and substantial savings in our general and administrative costs.”

“Notwithstanding the troop reductions in Iraq and possible continued build up in Afghanistan, we expect that demand in those countries for armored military construction vehicles will continue in order to repair significant war damage and for nation-building purposes. In order to diversify our revenue stream and reduce our dependence upon large military orders, we are continuing to pursue expansion of our physical security product business. The recent designations and certification our APSG unit has received by the DHS are an excellent fulcrum for this endeavor, as evidenced by the substantial increase of related sales in the third quarter. We are also exploring interests in armored construction equipment expressed by other countries to address issues with mine-infested regions.

Conference Call and Webcast

The company will hold a conference call today at 4:30 p.m. Eastern time to discuss its third quarter performance. Members of ADSI’s executive management team will host the presentation, followed by a question and answer period.

Date: Monday, November 23, 2009
Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)
Dial-In Number: 1-800-894-5910
International: 1-785-424-1052
Conference ID#: 7DEFENSE

The conference call will be broadcast simultaneously and available for replay via the investor section of the company’s Web site at www.adsiarmor.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact the Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day and until December 23, 2009:

Toll-free replay number: 1-800-388-5895
International replay number: 1-402-220-1110
(No passcode required)

Use of Non-GAAP Financial Information

Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the company’s liquidity. ADSI defines adjusted EBITDA as net income/(loss) before interest; taxes; depreciation; unrealized (gain) loss on adjustment of fair value series a convertible preferred stock classified as a liability, loss on deemed extinguishment of debt, finance charge and unrealized (gain) loss on investor warrant liability. Other companies (including the company’s competitors) may define adjusted EBITDA differently. The company presents adjusted EBITDA because it believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in a similar industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of ADSI nor is it intended to be predictive of potential future results. Investors should not consider adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See “Reconciliation of GAAP Income (Loss) to adjusted EBITDA (Loss)” below for further information on this non-GAAP measure and reconciliation of adjusted EBITDA to GAAP net loss for the periods indicated.

American Defense Systems, Inc. and Subsidiaries
Reconciliation of GAAP Income (Loss) to Adjusted EBITDA (Loss)
(in thousands, except per share amounts)
(unaudited)

	Sept 30,	Sept 30,
	2009	2008

GAAP net income (loss)	$(3,591)	$(808)

Reconciling items from GAAP to Adjusted EBITDA (loss)
Interest expense, net	1,114	648
Depreciation	278	266
Unrealized (gain) loss on adjustment of fair value
Series A convertible preferred stock classified
as a liability	498	(126)
Finance charge	41	-
Unrealized (gain) on investor warrant liability	(11)	(52)

Adjusted EBITDA (loss)	$(1,671)	$(72)

Adjusted EBITDA (loss) per common share:
Basic and diluted	$(0.04)	$(0.00)

Weighted average common shares outstanding:
Basic and diluted	45,514	39,443

	Nine Months Ended
	Sept 30,	Sept 30,
	Q3 2009	Q3 2008

GAAP net income (loss)	$(7,916)	$(27)

Reconciling items from GAAP to Adjusted EBITDA (loss)
Interest expense, net	2,636	1,269
Depreciation	798	549
Unrealized (gain) loss on adjustment of fair value
Series A convertible preferred stock classified
as a liability	1,184	(1,303)
Loss on deemed extinguishment of debt	2,614	-
Finance charge	41	-
Unrealized (gain) loss on investor warrant liability	16	(1,366)

Adjusted EBITDA (loss)	$(627)	$(878)

Adjusted EBITDA (loss) per common share:
Basic and diluted	$(0.01)	$(0.02)

Weighted average common shares outstanding:
Basic and diluted	42,388	39,443

About Restated Financials

On November 20, 2009, the management and Audit Committee of the board of directors of the company concluded that its consolidated financial statements as of and for the year ended December 31, 2008 including the interim periods and the interim periods ended March 31, 2009 and June 30, 2009 should be restated and should no longer be relied upon as a result of certain errors. The errors relate primarily to the accounting treatment of the company’s Series A Convertible Preferred Stock, warrants and other matters relating to complex and non-routine transactions. The financial information included in this press release for dates other than September 30, 2009 and the periods then ended has been adjusted to reflect restated amounts. The company expects to file with the SEC today a Current Report on Form 8-K as to the non-reliance on, and restatement of, such financial statements, as well as its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 which will provide explanatory and quantitative information on certain of the restated information. The company also expects to file with the SEC as soon as practicable amendments to its Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009 to include explanatory information and provide corrected disclosure with respect to the restated information.

About American Defense Systems, Inc.

American Defense Systems, Inc. (“ADSI”) offers advanced solutions in the design, fabrication, and installation of transparent and opaque armor, security doors, windows and curtain wall systems for use by military, law enforcement, homeland defense and corporate customers. ADSI engineers also specialize in developing innovative, functional and aesthetically pleasing security applications for the mobile and fixed infrastructure physical security industry. For more information, visit the ADSI corporate Web site at www.adsiarmor.com.

Some of the statements made by American Defense Systems, Inc. (“ADSI”) in this press release, including, without limitation, statements regarding ADSI’s anticipated future growth, are forward-looking in nature. ADSI intends that any forward-looking statements shall be covered by the safe harbor provisions for such statements contained in the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “predicts,” “potential,” “continues,” “projects” and similar expressions are forward-looking statements. ADSI cautions you that forward-looking statements are not guarantees of performance. ADSI undertakes no obligation and disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements involve known and unknown risks and uncertainties that may cause ADSI’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. ADSI believes that these risks include, but are not limited to: ADSI’s reliance on the U.S. government for a substantial amount of its sales and growth; decreases in U.S. government defense spending; ADSI’s ability to contract further with the U.S. Department of Defense; ADSI’s ability to comply with complex procurement laws and regulations; competition and other risks associated with the U.S. government bidding process; changes in the U.S. government’s procurement practices; ADSI’s ability to obtain and maintain required security clearances; ADSI’s ability to realize the full amount of revenues reflected in its backlog; ADSI’s ability to finance the redemption of ADSI’s series A convertible preferred stock in accordance with the terms of such stock and ADSI’s settlement agreement with the holders of stock; ADSI’s reliance on certain suppliers; and intense competition and other risks associated with the defense industry in general and the security-related defense sector in particular.

Additional information concerning these and other important risk factors can be found under the heading “Risk Factors” in ADSI’s filings with the Securities and Exchange Commission, including, without limitation, its most recent annual report on Form 10-K and quarterly report on Form 10-Q. Statements in this press release should be evaluated in light of these important factors.

American Defense Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited)

ASSETS	September 30, 2009	December 31, 2008
	Unaudited	Restated
CURRENT ASSETS
Cash	$107,381	$374,457
Accounts receivable, net	5,948,023	4,981,150
Accounts receivable-factoring	256,888	-
Inventory	480,288	621,048
Prepaid expenses and other current assets	1,995,302	2,088,801
Costs in excess of billings on uncompleted contracts	10,198,639	7,143,089
Deposits	309,685	437,496
Assets of discontinued operations	-	736,613
TOTAL CURRENT ASSETS	19,296,206	16,382,654

Property and equipment, net	3,286,796	3,743,936
Deferred Financing Costs	2,131,603	1,500,533
Deferred Offering Costs	222,000	-
Notes Receivable	925,000	925,000
Intangible Assets	606,000	606,000
Goodwill	450,000	450,000
Deferred Tax Asset	1,167,832	1,167,832
Other Assets	159,559	159,560
TOTAL ASSETS	$28,244,996	$24,935,515

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$9,209,076	$2,480,652
Accrued expenses	385,620	755,615
Line of Credit	-	76,832
Mandatory redeemable Series A Convertible Preferred Stock (cumulative), 15,000 shares authorized issued and outstanding	7,500,000	10,981,577
Warrant liability	86,762	90,409
Liabilities of discontinued operations	-	736,613
TOTAL CURRENT LIABILITIES	17,181,458	15,121,698

LONG TERM LIABILITIES
Mandatory Redeemable Series A Convertible Preferred Stock, - Long Term	5,360,813	-
TOTAL LIABILITIES	22,542,271	15,121,698

SHAREHOLDERS' EQUITY
Common stock, $0.001 par value, 100,000,000 shares authorized, 45,531,457 and 39,585,960 shares issued and outstanding as of September 30, 2009 and December 31, 2008, respectively	45,532	39,586
Additional paid-in capital	14,222,331	11,096,031
Accumulated Deficit	(8,565,138)	(1,321,800)
TOTAL SHAREHOLDERS' EQUITY	5,702,725	9,813,817
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$28,244,996	$24,935,515

American Defense Systems, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
	Sept 30,		Sept 30,
	2009	2008 (Restated)	2009	2008 (Restated)
CONTRACT REVENUES EARNED	$12,643,488	$13,308,862	$36,166,765	$31,268,223

COST OF REVENUES EARNED	9,999,606	8,996,384	24,112,580	20,340,867

GROSS PROFIT	2,643,882	4,312,478	12,054,185	10,927,356

OPERATING EXPENSES
General and administrative expenses	2,410,261	2,125,910	6,707,592	5,386,549
General and administrative salaries	1,051,214	967,152	3,146,617	3,221,803
Marketing	560,231	688,024	2,017,804	2,047,591
T2 expenses	154,766	-	392,438	-
Research and development	117,268	170,784	320,495	539,936
Settlement of litigation	-	-	63,441	57,377
Depreciation	278,264	266,434	797,676	548,869
TOTAL OPERATING EXPENSES	4,572,004	4,218,304	13,446,063	11,802,125

(LOSS) INCOME FROM CONTINUING OPERATIONS	(1,928,122)	94,174	(1,391,878)	(874,769)

OTHER INCOME (EXPENSE)

Unrealized gain (loss) on adjustment of fair value
Series A convertible preferred stock classified
as a liability	(498,407)	126,228	(1,183,719)	1,302,722
Unrealized gain (loss) on investor warrant liability	10,674	52,001	(15,676)	1,365,844
Loss on deemed extinguishment of debt	-		(2,613,630)	-
Other income (expense)	(21,040)	(332,406)	(33,770)	(335,345)
Interest expense	(663,527)	(272,730)	(1,444,675)	(582,897)
Interest expense - Mandatorily redeemable preferred stock dividends	(450,000)	(399,000)	(1,200,000)	(800,252)
Interest income	3	24,152	8,859	114,233
Finance charge	(41,025)	-	(41,025)	-
TOTAL OTHER INCOME (EXPENSE)	(1,663,322)	(801,755)	(6,523,636)	1,064,305

(LOSS INCOME) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(3,591,444)	(707,581)	(7,915,514)	189,536

INCOME TAX PROVISION		-	-	-

(LOSS) FROM CONTINUING OPERATIONS	(3,591,444)	(707,581)	(7,915,514)	189,536

LOSS FROM DISCONITNUED OPERATIONS, NET OF TAX:

Loss from operations of discontinued division	-	$(100,352)	-	$(216,816)

NET LOSS	$(3,591,444)	$(807,933)	$(7,915,514)	$(27,280)

Weighted Average Shares Outstanding (Basic and Diluted)	45,513,965	39,442,800	42,388,377	39,442,800

(Loss) Earnings per Share - Basic and Diluted:
(LOSS) INCOME FROM CONTINUED OPERATIONS	$(0.08)	$(0.02)	$(0.19)	$-

LOSS OF DISCONTINUED OPERATIONS	$-	$-	$-	$-

NET LOSS	$(0.08)	$(0.02)	$(0.19)	$-

American Defense Systems, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flows
(unaudited)
	For the nine months ended September 30,
	2009	2008 (Restated)

CASHFLOWS FROM OPERATING ACTIVITIES:
NET LOSS	$(7,915,514)	$(27,280)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value associated with preferred stock and Warrants Liabilities	1,199,395	(2,668,556)
Stock based compensation expense	220,198	75,820
Loss on deemed extinguishment of debt	2,613,630
Amortization of deferred financing costs	592,010	292,631
Amortization of Discount on Series A preferred stock	407,868	288,098
Depreciation and amortization	797,676	548,869
Non cash interest expense	-	800,252

Changes in operating assets and liabilities:

Accounts receivable	(966,873)	(1,797,173)
Accounts receivable-Factoring	(256,888)	-
Inventory	140,761	(567,813)
Deposits and other assets	127,811	174,697
Cost in excess of billing on uncompleted contracts	(3,055,550)	(2,617,501)
Prepaid expenses and other assets	93,499	(1,388,556)

		-
Advances for future acquisitions	-	(76,427)
Investment in affiliate	-	(1,387,741)
Accounts payable	6,728,424	569,470
Accrued expenses	830,005	321,814
Due to related party	-	(38,286)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	1,556,452	(7,497,682)

CASH FLOWS FROM INVESTING ACTIVTIES:

Purchase of equipment	(340,536)	(2,772,104)
Cash paid for acquisition in excess of cash received	-	(100,000)

NET CASH USED IN INVESTING ACTIVITIES	(340,536)	(2,872,104)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	-	84,311
Repayments of line of credit	(76,832)	(19,026)
Proceeds from the sale of common stock	-	203,152
Proceeds from sale of Series A Convertible preferred shares, net of capitalization
cost of $1,050,000		13,950,000
Deferred Offering costs	(222,000)
Deferred financing costs	(1,184,160)
		(1,668,450)

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(1,482,992)	12,549,987
NET (DECREASE) INCREASE IN CASH	(267,076)	2,180,201

CASH AT BEGINNING OF YEAR	374,457	1,479,886
CASH AT THE END OF PERIOD	$107,381	$3,660,087

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$33,770	$11,744

Supplemental disclosure of non-cash investing and financing activities
Stock options issued in lieu of compensation	$-	$75,820
Fair value of placement agent warrants	$-	$511,742

Stock issued for payment of accrued dividends on preferred stock	$1,200,000	$-
Reclassification of derivative warrant liability upon exercise	$2,550,000	$-

Cumulative effect on a change in accounting principle on:
Warrants	$165,777	$-
Additional Paid in Capital	$(837,954)	$-
Accumulative Deficit	$672,179	$-

Assets and liabilities received in acquisition of American Anti-Ram, Inc.
Fixed assets	$-	$30,000
Inventory	$-	$120,000
Goodwill	$-	$280,000
Accounts payable and accrued expense	$-	$(30,000)
Shares issuable in connection with acquisition	$-	$(200,000)
Cash paid to American Anti-Ram, Inc.	$-	$(100,000)
Amounts due to American Anti-Ram, Inc	$-	$(100,000)
Amounts due to American Anti-Ram, Inc	$-	$(100,000)